EXHIBIT 10.23
Confidential portions of this document have been omitted and filed separately with the Commission.

                                 SALES AGREEMENT

This Agreement entered into this 1st day of January, 1996 between Vista Chemical Company, hereinafter called Seller, and Arrow Pacific Incorporated, c/o Eagle Plastics, 146 North Maple, Hastings, Nebraska 68901-0229, hereafter called Buyer.

WITNESSETH:

Seller agrees to sell and deliver and Buyer agrees to purchase and receive the Product upon the terms and conditions set forth below:

         PRODUCT:

         Vista 5385 PVC resin adhering to the specifications as set forth in Addendum A.

PERIOD:

         January 1, 1996 through December 31, 1996 and renewing annually thereafter with either party having the right to terminate this Agreement at the end of an contractual period by giving written notice to the other party not less than ninety (90) days prior to the end of a calendar year.

QUANTITY:

         One hundred percent (100%) of Buyer's PVC resin requirements, estimated to be seventeen (17) million pounds, at the Arrow facility in Midvale, Utah.

PRICE:

         Buyer shall be invoiced at the end of each month at Seller's nominated monthly price. All product shall be shipped F.O.B. origin, minimum freight prepaid in minimum 160,000 pounds bulk railcars to Buyer's plant.

         PAYMENT TERMS:

         Monthly billing - Net _________ days from invoice date throughout 1996.

         All payments shall be made in United States dollars without discount or deduction, by wire transfer at Seller's option, to a bank account designated by Seller. Invoices not paid on due date will be subject to a delinquency finance charge of 1% per month.

         If in the opinion of Seller, the financial condition of Buyer so warrants, the terms of payment herein specified may be withdrawn and shipments withheld until such condition is corrected in a manner satisfactory to the Seller.

PRICE CHANGE:

         The price specified in this Agreement may be changed by Seller on the first day of any calendar month by written notice sent to Buyer not less than 15 days prior to the effective date of change. Unless Buyer gives Seller written notice of objection to such change at least XX days prior to the effective date of the change, Buyer shall be deemed to have accepted the change. If Buyer gives such notice of objection and Buyer and Seller fail to agree on such change prior to the effective date thereof, this Agreement and the obligations of Seller and Buyer hereunder shall terminate with respect to the unshipped portion of the Product covered by it. In the event of any governmental action or request which prevents Seller from making a price increase or continuing any price already in effect, Seller may terminate this Agreement by giving Buyer 30 days notice.

         For 1996, the following shall also apply:

         Buyer's price shall not increase until thirty (30) days after Seller's announced effective date of a price increase.

         Buyer's decrease in price shall apply to material shipped thirty (30) days prior to the effective date of Seller's announced price decrease.

         During any calendar month Buyer may purchase a maximum of three (3) railcars on a pre-buy basis.

         During the ____ , the ____ of the ____ in ____ shall apply to all pounds purchased during the ____ .

         SPECIAL PROVISIONS:

         Discount programs and/or all specified contract provisions, if any, for the contract year beginning January 1, 1997, and any subsequent contract year, shall be negotiated on an annual basis prior to the start of the contract year in question. The discount program and other specific contract provisions for the contract period beginning January 1, 1996, are as follows:

                              DISCOUNTS/ALLOWANCES

         Buyer shall receive from Seller within ____ days of the end of each calendar year quarter a performance rebate of $ ____/lb on all pounds purchased during the quarter provided that Buyer's purchases for the quarter are ____ of Buyer's PVC resin requirements or ____ pounds, whichever is the lesser.

         Seller agrees to provide Buyer, within ____ days from ____, a ____ of ____ per pound on all pounds purchased.

         If Seller elects to reduce its price to meet a competitive offer, pursuant to the terms of Section 8. "COMPETITIVE OFFERS", purchases made by Buyer at such reduced price shall qualify as purchases to which the aforesaid discounts/allowances and ____ are applicable. If Seller elects not to compete, pursuant to the terms of Section 8. "COMPETITIVE OFFERS", such purchases made by Buyer at such reduced price, from a third party, shall be deducted from the contractual quantity for purposes of administering the allowances and discounts and, as such, shall not qualify for said allowances and discounts.

         COMPETITIVE OFFERS:

         If Buyer receives a bona fide offer to purchase Product of the same specifications as contained in this Agreement and of no greater quantity, at a price, including terms and conditions, lower than then applicable under this Agreement and if Buyer furnishes written evidence specifying the details of such offer to Seller, Seller will, within 15 days, either meet such price on the same quantity offered or allow Buyer to purchase the Product so offered. Buyer shall give Seller prompt notice of any quantity of Product purchased or to be purchased in accordance with the provisions of this paragraph. Such quantity shall be deducted from the quantity specified in this Agreement for the year in which it is so purchased. In addition, Seller at its option may also deduct such quantity for each year thereafter remaining under this Agreement. Election of such option by Seller shall be given to Buyer by written notice within 90 days after Seller receives Buyer's notice of purchase.

MEASUREMENTS:

         Seller's determination, unless proven to be erroneous, shall be accepted as conclusive evidence of the quantity of Product delivered hereunder. Credit will not be allowed for shortages of 1/2 of 1% or less of the quantity and overages of 1/2 of 1% or less of the quantity will be waived. The total amount of shortages or overages will be credited or billed when quantities are greater and such differences are substantiated.

         In the case of volumetric determination (or when calculating weights from volumetric determinations) volume shall be corrected for temperature to 60 degrees Fahrenheit in accordance with the appropriate correction table. A gallon shall remain a U.S. standard gallon of 231 cubic inches measured at 60 degrees Fahrenheit.

         In the case of Product sold by weight, the quantity of Product delivered hereunder shall be:

         For barge shipments, the calculated weight derived from the volumetric content measured by the official gauge of the barge or by gauging or metering from Seller's shore tank, at Seller's election; for tank car or tank truck shipments, the calculated weight derived from the volumetric content measured by the certified capacity of the tank car or tank truck; or

         For hopper, car, bulk truck, tank truck, box car or packaged truck load shipment, the scale weight determination as certified by Seller.

         SHIPMENTS AND DELIVERY:

         Buyer shall give Seller annual or quarterly forecasts of its expected requirements as Seller may from time to time request. Buyer shall give Seller reasonable advance notice for each shipment which shall include date of delivery and shipping instructions. Seller may, from time to time, specify lead time requirements. Seller shall not be required to ship in any one month more than the monthly quantity herein specified, or if no monthly quantity is specified, more than a pro rata amount of the maximum quantity herein specified, nor shall Seller be bound to ship any quantities for which Buyer has not given notice. In the event Buyer fails to take the quantity specified or the pro rata quantity in any month, Seller may, at its option, in addition to other rights and remedies, cancel such shipments or parts thereof.

         Each delivery shall stand as a separate transaction and the failure of any delivery shall not be deemed to impair the value of nor to breach the Agreement as to other deliveries.

         PURCHASE REQUIREMENTS:

         If, during any consecutive three month period, Buyer for any reason, (but not, however, for reasons of force majeure as set forth in Section
         13) takes less than 90 percent of the average monthly quantity specified or the prorated minimum monthly quantity then applicable to such period under Section 3, Seller may elect to reduce monthly quantities for the remaining period of this Agreement to the average monthly quantity taken by Buyer during such three month period.

         If, during any consecutive 3 month period, Buyer for any reason, (but not, however, for reasons of force majeure as set forth in Section 13) takes Product in quantities less than that equal to at least one-half of the average monthly quantity specified or the prorated minimum monthly quantity originally applicable to such period under Section 3, Seller may elect to terminate this Agreement.

         It is Seller's intent not to unreasonably exercise its rights under (a) or (b) above in the event of adverse economic and business conditions in general.

         Notice of election by Seller under (a) or (b) above shall be given within 30 days after the end of the applicable 3 month period, and, in the event of notice of termination under (b), effective date of termination shall be 30 days after the date of said notice.

         Seller's rights and remedies under this Section shall be in addition to such other rights and remedies as may be available to Seller in the event Buyer fails to perform in accordance with this Agreement.

DETENTION POLICY:

         Truck equipment owned by Seller will be allowed free time for unloading equal to that provided by the applicable bulk common carrier tariffs. Seller will bill buyer for the time such equipment is held in excess of the allowed free time unless the time Buyer holds equipment in excess of free time is caused by fault of Seller.

         Seller may, from time to time, specify free unloading time allowances and detention charges for its transportation equipment.

         Demurrage charges resulting from the use of common carrier equipment will be charged to the Buyer by the common carrier (or by Seller if Seller is billed by carrier) if demurrage charges were incurred through the fault of Buyer.

FORCE MAJEURE:

         Neither party shall be liable to the other for failure or delay in performance hereunder to the extent that such failure or delay is due to war, fire, flood, strike, lockout or other labor trouble, accident, breakdown of equipment or machinery, riot, act, request or suggestion of governmental authority, act of God, or other contingencies beyond the control of the affected party which interfere with the production or transportation of the material covered by this Agreement or with the supply of any raw material (whether or not the source of supply was in existence or contemplated at the time of this Agreement) or energy source used in connection therewith, or interfere with Buyer's consumption of such material, provided that in no event shall Buyer be relieved of the obligation to pay in full for material delivered hereunder. Without limitation on the foregoing, neither party shall be required to remove any cause listed above or replace the affected source of supply or facility if it shall involve additional expense or departure form its normal practices. If any of the events specified in this paragraph shall have occurred, Seller shall have the right to allocate in a fair and reasonable manner among its customers and Seller's own requirements any supplies of material Seller has available for delivery at the time or for the duration of the event.

RAW MATERIAL AND ENERGY SUPPLY:

         Seller's ability to supply Product under this Agreement is dependent on continued availability of necessary raw materials and products from its usual and anticipated suppliers and continued availability of energy supplies. In the event that such raw materials, product, and energy supplies are not readily available in sufficient quantities to permit Seller to meet its total commitments for Product, Seller shall have the right to allocate in a fair and reasonable manner among its customers and Seller's own requirements such Product as is available.

DISCLAIMER:

         SELLER WARRANTS THAT THE MATERIAL SOLD UNDER THIS AGREEMENT SHALL MEET THE SPECIFICATIONS SET FORTH HEREIN, OR, IF NO SPECIFICATIONS ARE SET FORTH, THAT THE MATERIAL SHALL MEET SELLER'S STANDARD SPECIFICATIONS. OTHER THAN THE FOREGOING, SELLER MAKES NO GUARANTY OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF INFRINGEMENT, MERCHANTABILITY, OR SUITABILITY OF THE MATERIAL FOR ANY SPECIFIC PURPOSE, EVEN IF THAT PURPOSE IS KNOWN TO SELLER. SELLER SHALL NOT BE LIABLE ON ANY CLAM UNDER OR ARISING OUT OF OR FOR BREACH OF THIS AGREEMENT UNLESS ACTION THEREON SHALL BE BROUGHT WITHIN ONE YEAR FROM THE DATE OF SHIPMENT OR BREACH. SELLER'S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO REPLACEMENT OF NON-SPECIFICATION MATERIAL OR REFUND OF THE PURCHASE PRICE THEREOF, AT SELLER'S OPTION. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

TAXES:

         Any new tax or any increase in present tax hereafter payable by Seller on or measured by the manufacture, production, processing, transportation or sale of material covered by this Agreement shall be paid by Buyer to Seller in addition to the price specified herein; provided, however, that if any such tax is hereafter imposed or increased, Buyer may, by written notice to Seller given within ten days after the imposition of any such new or additional tax, elect not to reimburse Seller therefore and in such event Seller may thereupon, by written notice to Buyer, terminate this Agreement; if Buyer does not promptly give such written notice of its election not to reimburse Seller, Buyer shall pay such new or additional tax to Seller in addition to the price specified herein and any other tax payable by Buyer to Seller hereunder.

ASSIGNMENT:

         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns provided, however, any assignment by either party without the prior written consent of the other party shall be void.

WAIVER OF BREACH:

         No waiver by Seller or Buyer of any breach of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach of the same or any other term or condition.

TERMINATION:

         If any provision of this Agreement is or becomes violate of any law, or any rule, order or regulation issued thereunder, Seller shall have the right, upon notice to Buyer, to terminate such provision, without affecting other provisions of the Agreement, or to terminate the Agreement in its entirety.

GOVERNING LAW:

         THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED ACCORDING TO, THE LAWS OF THE STATE OF TEXAS.

NOTICES:

         All notices required or contemplated under this Agreement shall be given by prepaid first class mail or telex, and addressed to Seller as follows:

                                    Vista Chemical Company
                                    P.O. Box 19029
                                    Houston, Texas  77224

                                    Attention:       Charles J. Matson
                                                     Manager of Sales, PVC

         and addressed to Buyer as follows:

                                    Arrow Pacific, Incorporated
                                    c/o Eagle Plastics
                                    146 North Maple
                                    Hastings, Nebraska  68901-0229

ENTIRE AGREEMENT:

         This Agreement constitutes and contains the entire agreement between Buyer and Seller; there are no oral promises, representations or warranties. No alteration or amendment of this Agreement will be effective unless it is writing and signed by Buyer and Seller.

                                    EXECUTED as of the date first above written.


ARROW PACIFIC, INCORPORATED                 VISTA CHEMICAL COMPANY


By                                          By
                                                     Charles J. Matson

Title                                       Title    Manager of Sales, PVC


Date                                        Date